Pricing Supplement No. 81 (To Product Supplement No. STOCK ARN-1 dated April 26, 2019, Prospectus Supplement dated May 18, 2018 and Prospectus dated April 5, 2019)	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-221324 and 333-221324-01
474,257 Units $10 principal amount per unit CUSIP No. 95002W206	Pricing Date Settlement Date Maturity Date	May 30, 2019 June 6, 2019 May 28, 2021

Wells Fargo Finance LLC Notes Linked to a Basket of Three Semi-Conductor Sector Stocks Fully and Unconditionally Guaranteed by Wells Fargo & Company
•	1-to-1 downside exposure to decreases in the Basket beyond a 10% decline, with up to 90% of your principal at risk
•	Maturity of approximately two years
•	2-to-1 leveraged upside exposure to increases in the Basket, subject to a capped return of 32.20%
•	The Basket is comprised of the common stocks of each of Micron Technology, Inc., ON Semiconductor Corporation and Intel Corporation (the “Basket Stocks”). Each of the Basket Stocks was given an approximately equal weight.
•	All payments occur at maturity and are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
•	Limited secondary market liquidity, with no exchange listing; intended to be held to maturity
•	The notes are the unsecured obligations of Wells Fargo Finance LLC. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency

The notes are being issued by Wells Fargo Finance LLC and are fully and unconditionally guaranteed by Wells Fargo & Company. The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” and “Additional Risk Factors” beginning on pages TS-7 and TS-9 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

The initial estimated value of the notes as of the pricing date is $9.60 per unit, which is less than the public offering price listed below. The initial estimated value of the notes was determined for us as of the date of this term sheet by Wells Fargo Securities, LLC using its proprietary pricing models. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet for additional information.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$ 4,742,570.00
Underwriting discount	$ 0.20	$ 94,851.40
Proceeds, before expenses, to Wells Fargo Finance LLC	$ 9.80	$ 4,647,718.60

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Merrill Lynch

May 30, 2019

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Summary

The Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021 (the “notes”) are our senior unsecured debt securities. All payments on the notes are fully and unconditionally guaranteed by Wells Fargo & Company. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. The notes will rank equally with all of our other unsecured and unsubordinated debt. The guarantee of the notes will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three semi-conductor sector stocks described below (the “Basket”), is greater than its Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and the Guarantor’s credit risk. See “Terms of the Notes” and “The Basket” below.

The Basket is comprised of the common stocks of Micron Technology, Inc., ON Semiconductor Corporation and Intel Corporation (each, a “Basket Stock”). On the pricing date, each Basket Stock was given an approximately equal weight.

The public offering price of each note of $10 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (a) the underwriting discount, (b) the projected profit that our hedge counterparty (which may be Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (c) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in “Risk Factors—The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS, or other dealers” below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The initial estimated value of the notes as of the pricing date is set forth on the cover page of this term sheet.

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the initial estimated value of the notes set forth on the cover page of this term sheet, based on its proprietary pricing models. Based on WFS’s proprietary pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet.

Notes	TS-2

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Terms of the Notes		Redemption Amount Determination
Issuer:	Wells Fargo Finance LLC

Notwithstanding anything to the contrary in the accompanying product supplement,

the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Guarantor:	Wells Fargo & Company
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	An approximately equally weighted basket of three semi-conductor sector stocks comprised of the common stocks of each of Micron Technology, Inc. (Nasdaq symbol: “MU”), ON Semiconductor Corporation (Nasdaq symbol: “ON”) and Intel Corporation (Nasdaq symbol: “INTC”) (each, a “Basket Stock”).
Starting Value:	100.00
Ending Value:	The value of the Basket on the calculation day, calculated as specified in "The Basket" on page TS-10 and “Description of ARNs—Basket Market Measures” beginning on page PS-28 of product supplement STOCK ARN-1.The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement STOCK ARN-1.
Threshold Value:	90.00 (90% of the Starting Value).
Participation Rate:	200%
Capped Value:	$13.22 per unit, which represents a return of 32.20% over the principal amount.
Calculation Day:	May 21, 2021
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-23 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit. See “Structuring the Notes” on page TS-17.
Joint Calculation Agents:	WFS and BofA Securities, Inc. (“BofAS”), acting jointly.

Notes	TS-3

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

The terms and risks of the notes are contained in this term sheet and in the following:

■	Product supplement STOCK ARN-1 dated April 26, 2019:

https://www.sec.gov/Archives/edgar/data/72971/000138713119002949/wfc-424b2_042519.htm

■	Prospectus supplement dated May 18, 2018: https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm
■	Prospectus dated April 5, 2019:

https://www.sec.gov/Archives/edgar/data/72971/000138713119002551/wfc-424b2_040519.htm

When you read the accompanying prospectus supplement, note that all references in such supplement to the prospectus dated April 27, 2018, or to any sections therein, should refer instead to the accompanying prospectus dated April 5, 2019 or to the corresponding sections of such prospectus, as applicable.

As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to MLPF&S in the accompanying product supplement STOCK ARN-1, as such references relate to MLPF&S’s institutional services, should now be read as references to BofAS.

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, together with this term sheet, for information about us, the Guarantor and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. When we refer to “we,” “us,” or “our” in this document, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■     You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

■       You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

■     You accept that the return on the notes will be capped.

■     You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■     You are willing to forgo dividends or other benefits of owning the Basket Stocks.

■     You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and the Guarantor’s actual and perceived creditworthiness, our assumed rate used to determine the economic terms of the notes and fees and charges on the notes.

■     You are willing to assume our credit risk, as issuer of the notes, and the Guarantor’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■     You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■     You seek 100% principal repayment or preservation of capital.

■     You seek an uncapped return on your investment.

■     You seek interest payments or other current income on your investment.

■     You want to receive dividends or other distributions paid on the Basket Stocks.

■     You seek an investment for which there will be a liquid secondary market or you are unwilling to hold the notes to maturity.

■     You are unwilling to accept the credit risk of Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, or unwilling to obtain exposure to the Basket through an investment in the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Notes	TS-4

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Hypothetical Payout Profile

Notes

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and the Capped Value of $13.22. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 90, the Participation Rate of 200%, the Capped Value of $13.22 and a hypothetical public offering price of $10.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, the actual price you pay for the notes and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
60.00	-40.00%	$7.00	-30.00%
70.00	-30.00%	$8.00	-20.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
116.10	16.10%	$13.22(3)	32.20%
120.00	20.00%	$13.22	32.20%
130.00	30.00%	$13.22	32.20%
140.00	40.00%	$13.22	32.20%
150.00	50.00%	$13.22	32.20%
160.00	60.00%	$13.22	32.20%
(1)	The Threshold Value was set to 90.00 on the pricing date.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the Capped Value. Therefore, your return on the notes for Ending Values greater than 116.10% of the Starting Value will be limited to the Capped Value.

Notes	TS-5

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
= $6.00 Redemption Amount per unit
Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 95.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.
Example 3
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
= $11.00 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.22 per unit

Notes	TS-6

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

■	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. As a result, even if the value of the Basket has increased at certain times during the term of the notes, if the Ending Value is less than the Threshold Value, you will receive less than, and possibly lose a significant portion of, your principal amount.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.
■	Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
■	The notes are subject to credit risk. The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness, and you will have no ability to pursue the Basket Stocks for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.
■	As a finance subsidiary, we have no independent operations and will have no independent assets. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.
■	Holders of the notes have limited rights of acceleration.
■	Holders of the notes could be at greater risk for being structurally subordinated if either we or the Guarantor convey, transfer or lease all or substantially all of our or its assets to one or more of the Guarantor’s subsidiaries.
■	The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.
■	The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS, or other dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason. WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including, but not limited to, performance of the Basket; interest rates; volatility of the Basket Stocks; correlation among the Basket Stocks; the time remaining to maturity; and dividend yields on the Basket Stocks. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes is not an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of MLPF&S, BofAS, and other dealers, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the

Notes	TS-7

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

notes that would be determined by MLPF&S, BofAS, or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

■	The estimated value of the notes on the pricing date, based on WFS’s proprietary pricing models, is less than the public offering price. The public offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the underwriting discount, the projected profit that our hedge counterparty (which may be MLPF&S, BofAS, or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in the preceding risk factor. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.
■	The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge), as further described in “Structuring the Notes” on page TS-17. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
■	The initial estimated value does not represent the price at which we, the Guarantor, MLPF&S, BofAS, or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and the Guarantor’s creditworthiness and changes in market conditions. BofAS has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission.
■	The notes will be not listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes. None of us, the Guarantor, MLPF&S, BofAS, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in the secondary market. If a secondary market does exist, it may be limited, which may affect the price you receive upon any sale. Consequently, you should be willing to hold the notes until the maturity date.
■	If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the notes: value of the Basket at such time; volatility of the Basket Stocks; economic and other conditions generally; interest rates; dividend yields; our and the Guarantor’s creditworthiness; and time to maturity.
■	Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of MLPF&S or BofAS or one or more of its affiliates, may affect your return on the notes and their market value and create conflicts of interest with you. The Guarantor and any of our other affiliates’ business, hedging and trading activities, and those of MLPF&S or BofAS or its affiliates (including trading in shares of companies represented by the Basket Stocks), and any hedging and trading activities the Guarantor and any of our other affiliates or MLPF&S or BofAS or its affiliates engage in for their clients’ accounts, may adversely affect the value of the Basket and, therefore, adversely affect the market value of and return on the notes and may create conflicts of interest with you. The Guarantor and any of our other affiliates or MLPF&S or BofAS and its affiliates may also publish research reports on the Basket Stocks, which may be inconsistent with an investment in the notes and may adversely affect the value of the Basket. For more information about the hedging arrangements related to the notes, see “Structuring the Notes” on page TS-17.
■	None of Micron Technology, Inc., ON Semiconductor Corporation, or Intel Corporation (each, an “Underlying Company” and collectively, the “Underlying Companies”) will have any obligations relating to the notes, and none of we, the Guarantor, MLPF&S nor BofAS will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.
■	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
■	You must rely on your own evaluation of the merits of an investment linked to the Basket.
■	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.

Notes	TS-8

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

■	While the Guarantor or our other affiliates and MLPF&S, BofAS or its affiliates may from time to time own securities of the Underlying Companies, we, the Guarantor, MLPF&S, BofAS and our and their respective affiliates do not control the Underlying Companies, and have not verified any disclosure made by the Underlying Companies.
■	The Redemption Amount will not be adjusted for all corporate events that could affect the Basket Stocks. See “Description of the Notes—Anti-Dilution Adjustments” on page PS-23 of the accompanying product supplement.
■	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. As joint calculation agents, WFS and BofAS will determine the prices of any Basket Stocks and make any other determination necessary to calculate any payments on the notes. In making these determinations, WFS and BofAS may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “Description of ARNs—Market Disruption Events,” “—Anti-Dilution Adjustments,” and “—Reorganization Events” in the accompanying product supplement.
■	The U.S. federal tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “United States Federal Income Tax Considerations” below, “Risk Factors—General Risks Relating to ARNs—The U.S. federal tax consequences of an investment in the ARNs are unclear” beginning on page PS-12 of product supplement STOCK ARN-1 and “United States Federal Tax Considerations” beginning on page PS-36 of product supplement STOCK ARN-1.

Additional Risk Factors

An investment in the notes is subject to risks associated with investing in stocks in the semi-conductor sector.

The Basket Stocks are issued by companies whose primary business is directly associated with the semi-conductor sector. Because the value of the notes is linked to the performance of the Basket Stocks, an investment in the notes exposes investors to risks associated with investments in the stocks of companies in the semi-conductor sector.

Semi-conductor companies are subject to the risk that market or economic factors impacting them and other companies that rely heavily on technological advances could have a major effect on the value of their stock. The value of stocks of semi-conductor companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Semi-conductor companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, semi-conductor companies may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the semi-conductor sector than a different investment linked to a more broadly diversified group of issuers. All of these factors could have an adverse effect on the price of the Basket Stocks and, therefore, on the value of the notes.

Notes	TS-9

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

The Basket

The Basket is designed to allow investors to participate in the percentage change in the prices of the Basket Stocks from the Starting Value to the Ending Value of the Basket. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-28 of product supplement STOCK ARN-1.

On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(1)(2)	Initial Basket Value Contribution
Micron Technology, Inc.	MU	33.33%	33.32	1.00030012	33.33
ON Semiconductor Corporation	ON	33.33%	18.11	1.84041966	33.33
Intel Corporation	INTC	33.34%	44.73	0.74536106	33.34
				Starting Value	100.00
(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The Ending Value of the Basket will be the value of the Basket on the calculation day. The value of the Basket will equal the sum of the products of the Closing Market Price of each Basket Stock on a trading day multiplied by its Price Multiplier on that day, and the Component Ratio for each Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-30 of product supplement STOCK ARN-1.

Notes	TS-10

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2008 through May 30, 2019. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

400
350
300
250
200
150
100
50
0
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19

Notes	TS-11

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

The Basket Stocks

We have derived the following information from publicly available documents. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or the accompanying prospectus, prospectus supplement or product supplement. None of us, the Guarantor, the calculation agents, BofAS, or any of our respective affiliates have independently verified the accuracy or completeness of the information obtained from outside sources.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be accessed through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, the Guarantor, BofAS, or any of our respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, the Guarantor, BofAS, or any of our respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the Underlying Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell any of the Basket Stocks.

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

The historical data below on each of the Basket Stocks is not necessarily indicative of the future performance of the particular Basket Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Basket Stock during any period set forth below is not an indication that the price per share of the Basket Stock is more or less likely to increase or decrease at any time over the term of the notes.

Notes	TS-12

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Micron Technology, Inc.

Micron Technology, Inc. is a provider of memory and storage solutions.The company’s CIK number is 0000723125. Its SEC file number is 001-10658. This Basket Stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “MU.”

	High ($)	Low ($)
2008
First Quarter	7.86	5.46
Second Quarter	8.84	6.00
Third Quarter	5.91	3.90
Fourth Quarter	4.98	1.69
2009
First Quarter	4.32	2.58
Second Quarter	5.86	4.18
Third Quarter	8.63	4.70
Fourth Quarter	10.64	6.58
2010
First Quarter	11.22	8.44
Second Quarter	11.30	8.40
Third Quarter	8.89	6.47
Fourth Quarter	8.66	6.94
2011
First Quarter	11.80	8.28
Second Quarter	11.80	7.20
Third Quarter	8.09	5.04
Fourth Quarter	6.74	4.33
2012
First Quarter	8.88	6.75
Second Quarter	8.10	5.39
Third Quarter	6.89	5.62
Fourth Quarter	6.84	5.16
2013
First Quarter	10.04	6.63
Second Quarter	14.34	9.10
Third Quarter	17.62	12.47
Fourth Quarter	23.14	16.56
2014
First Quarter	25.49	20.67
Second Quarter	32.95	21.13
Third Quarter	34.64	29.68
Fourth Quarter	36.49	27.03
2015
First Quarter	34.75	26.57
Second Quarter	29.52	18.73
Third Quarter	20.12	14.06
Fourth Quarter	19.16	13.66
2016
First Quarter	14.82	9.69
Second Quarter	14.05	9.56
Third Quarter	18.00	11.73
Fourth Quarter	23.30	16.62
2017
First Quarter	28.97	21.71
Second Quarter	32.50	26.57
Third Quarter	39.33	27.49
Fourth Quarter	49.68	39.37
2018
First Quarter	61.15	39.40
Second Quarter	62.62	45.89
Third Quarter	57.45	41.74
Fourth Quarter	45.76	29.02
2019
First Quarter	43.99	31.00
Second Quarter (through the pricing date)	43.90	32.94

Notes	TS-13

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

ON Semiconductor Corporation

ON Semiconductor Corporation is a supplier of energy-efficient electronics. Its portfolio includes sensors, power management, analog, logic, timing and discrete devices that help customers in a variety of industries solve their design challenges in advanced electronic systems and products. The company’s CIK number is 0001097864. Its SEC file number is 000-30419. This Basket Stock trades on the Nasdaq under the symbol “ON.”

	High ($)	Low ($)
2008
First Quarter	8.58	4.99
Second Quarter	10.39	6.08
Third Quarter	10.56	6.15
Fourth Quarter	6.54	2.60
2009
First Quarter	4.97	3.20
Second Quarter	7.00	4.37
Third Quarter	9.07	6.44
Fourth Quarter	8.87	6.53
2010
First Quarter	8.97	7.21
Second Quarter	8.88	6.38
Third Quarter	7.42	6.16
Fourth Quarter	9.92	6.96
2011
First Quarter	11.73	9.58
Second Quarter	11.79	9.24
Third Quarter	10.67	6.66
Fourth Quarter	8.20	6.57
2012
First Quarter	9.49	7.77
Second Quarter	8.98	6.38
Third Quarter	7.15	6.10
Fourth Quarter	7.06	5.82
2013
First Quarter	8.68	7.31
Second Quarter	8.58	7.28
Third Quarter	8.44	7.20
Fourth Quarter	8.26	6.83
2014
First Quarter	9.70	8.01
Second Quarter	10.00	8.42
Third Quarter	9.91	8.34
Fourth Quarter	10.22	6.94
2015
First Quarter	13.16	9.68
Second Quarter	13.26	11.46
Third Quarter	11.57	8.89
Fourth Quarter	11.60	9.29
2016
First Quarter	9.88	7.05
Second Quarter	10.07	8.24
Third Quarter	12.32	8.46
Fourth Quarter	13.13	10.95
2017
First Quarter	16.00	12.69
Second Quarter	16.65	13.90
Third Quarter	18.47	13.80
Fourth Quarter	21.94	18.79
2018
First Quarter	26.80	20.81
Second Quarter	26.22	22.08
Third Quarter	24.24	18.24
Fourth Quarter	19.35	14.62
2019
First Quarter	22.97	15.65
Second Quarter (through the pricing date)	23.52	17.68

Notes	TS-14

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Intel Corporation

Intel Corporation designs and manufactures technologies that power the cloud and an increasingly smart, connected world and offers computing, networking, data storage and communications solutions. The company’s CIK number is 0000050863. Its SEC file number is 000-06217. This Basket Stock trades on the Nasdaq under the symbol “INTC.”

	High ($)	Low ($)
2008
First Quarter	25.35	18.61
Second Quarter	25.00	20.69
Third Quarter	24.52	17.27
Fourth Quarter	18.52	12.23
2009
First Quarter	15.82	12.08
Second Quarter	16.64	15.00
Third Quarter	20.32	15.94
Fourth Quarter	20.83	18.50
2010
First Quarter	22.68	19.01
Second Quarter	24.21	19.45
Third Quarter	21.78	17.72
Fourth Quarter	21.91	18.87
2011
First Quarter	22.14	19.82
Second Quarter	23.87	19.49
Third Quarter	23.23	19.20
Fourth Quarter	25.66	20.62
2012
First Quarter	28.19	24.54
Second Quarter	29.18	25.04
Third Quarter	26.88	22.51
Fourth Quarter	22.84	19.36
2013
First Quarter	22.68	20.23
Second Quarter	25.47	20.94
Third Quarter	24.24	21.90
Fourth Quarter	25.96	22.48
2014
First Quarter	26.67	23.52
Second Quarter	30.93	25.82
Third Quarter	35.33	30.79
Fourth Quarter	37.67	30.85
2015
First Quarter	36.91	29.89
Second Quarter	34.46	30.39
Third Quarter	30.56	25.87
Fourth Quarter	35.44	30.00
2016
First Quarter	33.99	28.22
Second Quarter	32.99	29.63
Third Quarter	37.75	32.68
Fourth Quarter	38.10	33.61
2017
First Quarter	37.98	35.04
Second Quarter	37.43	33.54
Third Quarter	38.08	33.46
Fourth Quarter	47.56	39.04
2018
First Quarter	52.48	42.50
Second Quarter	57.08	48.76
Third Quarter	52.43	44.93
Fourth Quarter	50.13	42.42
2019
First Quarter	54.64	44.49
Second Quarter (through the pricing date)	58.82	43.56

Notes	TS-15

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S, BofAS, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, the Guarantor, MLPF&S, BofAS, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Wells Fargo Finance LLC or Wells Fargo & Company or for any purpose other than that described in the immediately preceding sentence.

Notes	TS-16

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. The related guarantees are Wells Fargo & Company’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and the Guarantor’s actual or perceived creditworthiness at the time of pricing. Because of the higher issuance, operational and ongoing management costs of market-linked notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences, the assumed rate we use in pricing market-linked notes is generally lower than our internal funding rate. This relatively lower assumed rate, which is reflected in the economic terms of the notes, along with other costs relating to selling, structuring, hedging and issuing the notes, resulted in the initial estimated value of the notes on the pricing date being less than the public offering price. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Redemption Amount payable at maturity will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, BofAS, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our and the Guarantor’s creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that our affiliates, the agent and its affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-18 of product supplement STOCK ARN-1.

MLPF&S Reorganization

BofAS has informed us of the information in the following paragraph. The current business of MLPF&S has been reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer, BofAS. MLPF&S assigned its rights and obligations as selling agent for the notes under our distribution agreement to BofAS effective on May 13, 2019 (“Transfer Date”).Effective on the Transfer Date, BofAS is the new legal entity for the institutional services that were previously provided by MLPF&S. As such, effective as of the Transfer Date, the institutional services historically provided by MLPF&S, including acting as selling agent for the notes, acting as joint calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes and entering into hedging arrangements with respect to the notes, are being provided by BofAS.

Notes	TS-17

Notes Linked to a Basket of Three Semi-Conductor Sector Stocks, due May 28, 2021

United States Federal Income Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors—General Risks Relating to ARNs—The U.S. federal tax consequences of an investment in the ARNs are unclear” in the accompanying product supplement and “Risk Factors” in this term sheet.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.
•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that you comply with the applicable certification requirements.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“underlying securities”) or indices that include underlying securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this term sheet, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any underlying security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Notes	TS-18